CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 2, 2011 on the financial statements and financial highlights of The Weitz Funds, in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 333-107797), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio
July 27, 2011